EXHIBIT 99.1



                                January 24, 2003

Indian River Banking Company
For Immediate Release
Contact:  Andy Beindorf (772) 563-2329

 (Jan. 24, 2003/Vero Beach, Fl) Indian River Banking Company announced the financial results for the fourth quarter ending December 31, 2002. The fourth quarter after tax earnings were approximately $1.289 million compared to $1.299 million for the fourth quarter of 2001, a decrease of 0.8%. Earnings for the year ending December 31, 2002 were $5.531 million compared to $3.682 million for 2001, an increase of 50.2%. Earnings per share for the fourth quarter was $0.65, as compared to $0.67 for the same period of 2001. Earnings per share for the year ending December 31, 2002 was $2.83 compared to $1.89 for year ending December 31, 2001.

The total assets of Indian River National Bank, a subsidiary of Indian River Banking Company, were $458 million as of December 31, 2002 compared to $389 million as of December 31, 2001, an increase of 17.8%. Andy Beindorf, president and chief executive officer, indicated that Indian River National Bank is on schedule to open its 8th branch in the beginning of the 1st quarter of 2003. The new branch will be located at the intersection of Sarno and Wickham Road in Melbourne, Florida.

Indian River National Bank, the primary subsidiary of Indian River Banking Company, was founded in 1985 and is one of Florida's fastest growing community banks. With more than $450 million in assets, the locally owned independent bank serves Indian River and Brevard Counties with 7 offices from Vero Beach to Rockledge. Indian River National Bank specializes in small business banking, in addition to traditional banking services. Financial services offered include: consumer, commercial, and residential lending, as well as internet banking. Investment services are offered through Fiserv Investor Services, Inc.

For further information, you may access our website at www.irnb.com
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